Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Approves $30 Million Share Repurchase Authorization

BRISBANE, CALIF. – November 19, 2012 – bebe stores, inc. (NASDAQ:BEBE) announced today that its board of directors has authorized a program to repurchase up to $30 million of its common stock. The Company intends, from time to time, as business conditions warrant, to purchase stock in the open market or through private transactions. Purchases may be increased, decreased or discontinued at any time without prior notice. The plan does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at management’s discretion. The Company currently has approximately 84 million shares outstanding.

“This authorization to repurchase stock reflects the Company’s belief in the current strategies, and the intention to return value to our shareholders through the payment of quarterly dividends and share repurchases,” stated Manny Mashouf, Chairman and CEO.

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under its bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 250 stores, of which 198 are bebe stores, including the on-line store bebe.com, and 52 are 2b bebe stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico, Canada and Japan. bebe also distributes and sells bebe branded product through its licensees in approximately 21 countries.

The event material will contain historical financial information and contain forward-looking statements, which may involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.